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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT

                                     TO THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                  OPTEL, INC.


                   Under Section 242 of the Delaware General
                                Corporation Law


             Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "GCL"), the undersigned, being the Vice President and General Counsel and the Chief Financial Officer of OpTel, Inc., do hereby certify that:

             FIRST:   The name of the corporation is OpTel, Inc. (hereinafter
   referred to as the "Corporation").

             SECOND: The Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on July 1, 1994. A Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on December 19, 1994.

             THIRD:   The Restated Certificate of Incorporation of the
   Corporation is hereby amended by deleting Article FOUR, Sections A.4 through and including Section A.8 in their entirety and replacing them with the following:

             "4. Any purported transfer of issued and outstanding shares of class B Common Stock other than to a Permitted Transferee (as defined herein) shall result in the automatic conversion of the shares of Class B Common Stock being transferred into the like number of shares of Class A Common Stock. No purported transfer of shares of Class B Common Stock shall be effective unless and until the transferor has surrendered to the
   Corporation, at its office or agency maintained for that purpose, the certificates representing the shares of Class B Common Stock to be transferred, which certificates shall be duly endorsed or accompanied by executed stock powers, with the signatures appropriately guaranteed. All such certificates shall be accompanied by written notice of the holder's intention to transfer the shares, including a statement of the number of shares of Class B Common Stock to be transferred and converted and the name or name(s) and addresses in which the certificate or certificates for shares of Class A Common Stock issuable upon such conversion shall be issued and, if required,
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   funds for the payment of any applicable transfer taxes.  The Corporation will, as soon as practicable thereafter, deliver at said office to the transferee of converted shares of Class B Common Stock, or to any nominee or designee of such transferee, a certificate. or certificates for the number of full shares of Class A Common Stock issuable upon such conversion and, in the event that the transferor is transferring less than the aggregate number of shares represented by the certificates surrendered, a certificate or certificates for the number of full shares of Class B Common Stock not being transferred. Shares of Class B Common Stock shall be deemed to have been converted as of the date of the surrender of the shares for transfer and conversion as hereinbefore provided, and the person or persons in whose name Class A Common Stock is issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date. Shares of Class B Common Stock so converted shall be returned to the status of authorized and unissued shares of Class B Common Stock. The Corporation shall at all times reserve for issuance a number of shares of Class A Common Stock (which may include Class A Common Stock held by the Corporation as treasury stock) which shall be sufficient for issuance upon conversion of all of the then outstanding Class B Common Stock pursuant to this Section 4 or otherwise. The Corporation, may as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it reasonably deems necessary to establish that such transferee is a Permitted Transferee. For purposes hereof (1) "Permitted Transferee" shall mean a Person who acquires shares of Class B Common Stock otherwise than in a transaction (a) on a securities exchange or public quotation system, whether or not registered as such under the Securities Exchange Act of 1934, as amended (or any successor statute) (the "Exchange Act"), (b) effected to or through a Person acting as a broker or dealer (whether or not registered as such under the Exchange Act or any foreign system of registration or regulation), (c) pursuant to a registration statement under the Securities Act of 1933, as amended (or any successor statute) (the "Securities Act"), (d) as a result of which the shares of Class B Common Stock cease to be "restricted securities" within the meaning of Rule 144 under the Securities Act (or any successor or similar rule), or (e) that is (or if it occurred in the United States, would be) required to be registered under the Securities Act, (2) "Affiliate" shall mean, with respect to any Person, another Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, provided,
                                                                     ---------
   however, that no employee of the Corporation or any of its subsidiaries shall
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   be deemed to be an Affiliate solely by reason of his or her capacity as an employee, or by reason of any employment agreement, and (3) "Person" shall mean and include an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an

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   unincorporated organization and a government or any department or agency thereof. All certificates evidencing shares of Class B Common Stock shall be endorsed with a legend making appropriate reference to the foregoing provisions regarding automatic conversion.

             5. Each holder of Class B Common Stock issued and outstanding shall be entitled, at such holder's option, to convert each share of Class B Common Stock standing on the books of the Corporation in such holder's name into one share of Class A Common Stock. If VPC and its Affiliates shall at any time elect to convert all of the shares of Class B Common Stock then issued and outstanding and held by them into shares of Class A Common Stock, whether by transfer pursuant to Section 4 or by conversion pursuant to this Section 5, all of the other shares of Class B Common Stock issued and outstanding as of the date of such conversion shall be automatically converted into shares of Class A Common Stock on a share for share basis and shall otherwise cease to be outstanding, effective as of the date of such transfer and/or conversion by VPC and its affiliates. All Persons registered as holders of shares of Class B Common Stock on the date of such conversion shall be treated for all purposes as the record holders of an equal number of shares of Class A Common Stock on such date. The Corporation will, as soon as practicable thereafter, deliver to each of the holders of the shares of Class B Common Stock converted into shares of Class A Common Stock a certificate or certificates for the Class A Common Stock against receipt from such holder of the certificate theretofore representing an equal number of shares of Class B Common Stock. Shares of Class B Common Stock so converted shall be returned to the status of authorized and unissued shares of Class B Common Stock. Pending delivery of certificates for shares of Class A Common Stock after such conversion, certificates for shares of Class B Common Stock so converted shall be deemed to be certificates for an equal number of shares of Class A' Stock.

             6. Upon any sale of Common Stock of the Corporation pursuant to a registration statement under the Securities Act or any registration of Common Stock of the Corporation pursuant to the Exchange Act, the shares of Class C Common Stock will automatically be converted into an equal number of shares of Class A Common Stock or such other class of common equity securities of the Corporation that is registered with the Securities and Exchange Commission or is listed on a national securities exchange or otherwise subject to registration under the Exchange Act (the "Conversion Shares"), provided the terms thereof are no less favorable to holders thereof than were the shares of Class C Common Stock. The Corporation shall at all times reserve for issuance sufficient shares of Class A Common Stock (which may include Class A Common Stock held by the Corporation as treasury stock) or such other common equity

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   securities, for issuance upon conversion of the Class C Common Stock. The
   Corporation will as soon as practicable thereafter, deliver to the holder of the Class C Common Stock converted into the Conversion Shares a certificate or certificates for the Conversion Shares against receipt from such holder of the certificate theretofore representing an equal number of shares of Class
   C Common Stock. Shares of Class C Common Stock so converted shall be returned to the status of authorized and unissued shares of Class C Common Stock.

             7. Dividends may be paid to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock, as and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of such dividends. If and when dividends on the Class A Common Stock, Class B Common Stock and Class C Common Stock are declared from time to time by the Board of Directors, whether payable in cash, in property or in shares of stock of the Corporation, the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to share equally, on a per share basis, in such dividends. If shares of Class B Common Stock are paid on Class B Common Stock and shares of Class A Common Stock are paid on Class A Common Stock and shares of Class C Common Stock are paid on Class C Common Stock, in an equal amount per share of Class B Common Stock and Class A Common Stock and Class C Common Stock in proportionate amounts, such payment will be deemed to be a like dividend or other distribution.

             8. Subject to the provisions of any series of Preferred Stock at the time outstanding, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed pro rata to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock, without regard to class.

             9. If the Corporation shall in any manner split, subdivide, combine or reclassify any outstanding shares of a class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately split, subdivided, combined or reclassified in the same manner and on the same basis as the outstanding shares of the class of Common Stock that have been split, subdivided, combined or reclassified, unless a different basis has been consented to by the holders of a majority of the outstanding shares of the Class A Common Stock or Class B Common Stock, as applicable, or two-thirds of the outstanding shares of Class C Common
   Stock, to the extent any such class would be adversely affected by such action.

             Subject to the conversion rights of holders of Class C Common Stock, in the event of any corporate merger, consolidation, purchase or acquisition of property or stock or

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   other reorganization in which any consideration is to be received by the holders of Class B Common Stock or the holders of Class A Common Stock, the holders of Class C Common Stock will receive the same consideration on a per share basis, except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase voting securities, or of securities convertible into or exchangeable for voting securities), (i) the holders of Class B Common Stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for voting securities with ten times the number of votes per share as those voting securities issuable upon the exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock) and (ii) the holders of the Class C Common Stock may receive, on a per share basis, non-voting securities (or options or warrants to purchase non-voting securities or securities convertible into or exchangeable for non-voting securities)."

             FOURTH: This Amendment to the Restated Certificate of Incorporation or the Corporation was duly adopted by the unanimous written consent of the Board of Directors of the Corporation in accordance with the provisions of Section 141(f) of the GCL and the written consent of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 of the GCL.

             IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment as of August 15, 1997 and affirmed under penalties of perjury that this Certificate of Amendment is the act and deed of the Corporation and that the facts set forth herein are true.



                        /s/ Michael E. Katzenstein
                        -------------------------------------
                        Michael E. Katzenstein
                        Vice President and General Counsel



                        /s/ Bertrand Blanchette
                        -------------------------------------
                        Bertrand Blanchette
                        Chief Financial Officer

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